August 9, 2017 SSR Mining Inc. Suite 800 – 1055 Dunsmuir Street PO Box 49088, Bentall Postal Station Vancouver, British Columbia V7X 1G4

Dear Sirs and Mesdames:
SSR Mining Inc.
We have acted as Canadian counsel to SSR Mining Inc. (the “Company”) in connection with the preparation of a registration statement on Form S-8 to be filed with the U.S. Securities and Exchange Commission on or about August 9, 2017 (the “Registration Statement”) relating to the registration of 1,500,000 common shares (the “Option Shares”) of the Company, issuable upon the exercise of options (“Options”) granted pursuant to the SSR Mining Inc. 2017 Share Compensation Plan (the “Plan”).
We have examined such statutes, public and corporate records, documents and certificates of officers of the Company and others, considered such questions of law and conducted such other investigations, in each case as we have deemed relevant or necessary as a basis for the opinions expressed herein.
For the purposes of the opinions set out herein, we have assumed:

(a)
the genuineness of all signatures, the legal capacity of all individuals and the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies or facsimiles thereof; and

(b)	the accuracy and completeness of all information provided to us by offices of public record.
Based and relying upon the foregoing, we are of the opinion that the Option Shares, when issued upon the due exercise of Options in accordance with the terms of such Options and the Plan, including payment of the exercise price therefor, and provided that such Options have been authorized for grant and duly granted in accordance with the Plan, will be validly issued as fully paid and non-assessable common shares in the capital of the Company.
We express no opinion as to laws other than the laws of the Province of British Columbia and the federal laws of Canada applicable therein.
We consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent we do not admit that we are “experts” within the meaning of Section 11 of the U.S. Securities Act of 1933, as amended (the “Securities Act”), or within the category of persons whose consent is required by Section 7 of the Securities Act.

The opinions expressed herein are intended solely for the use of the addressees in connection with the matters referred to herein and may not be relied upon by any other person or for any other purpose without our prior written consent.
Yours very truly,
/s/ Lawson Lundell LLP